                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

                          DELPHI FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

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
                      [DELPHI FINANCIAL GROUP, INC. LOGO]







April 15, 2002


Dear Stockholder,

It is a pleasure to invite you to Delphi Financial Group, Inc.'s 2002 Annual Meeting of Stockholders, to be held on May 14, 2002 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. We hope that you will be able to attend and review the year with us.

Whether or not you plan to attend the meeting, please exercise your right to vote as an owner of Delphi Financial Group, Inc. We ask that you review the proxy materials and then mark your votes on the enclosed proxy card and return it in the envelope provided as soon as possible.

At the meeting the stockholders will be electing directors and voting on proposed amendments to the Amended and Restated Directors Stock Option Plan and the Employee Stock Purchase Plan, as described in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. We will also report on the progress of Delphi Financial Group, Inc. and respond to questions posed by stockholders.

We look forward to seeing you at the Annual Meeting.


                                                   Sincerely,



                                                   /s/ ROBERT ROSENKRANZ
                                                   Robert Rosenkranz
                                                   Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 2002


To the Stockholders of Delphi Financial Group, Inc.:

Notice is hereby given that the 2002 Annual Meeting of Stockholders of Delphi Financial Group, Inc. will be held at the University Club, One West 54th Street, New York, New York on May 14, 2002, commencing at 10:00 a.m., Eastern Daylight Time, for the following purposes:


         1. To elect seven directors to serve for a term of one year, one of whom shall be elected by the holders of the Class A Common Stock, voting as a separate class.

         2. To consider and vote on proposed amendments to the Company's Amended and Restated Directors Stock Option Plan to increase the number of shares of Class A Common Stock available for options, to add a discretionary grant provision and to provide for supplemental 2001 option grants thereunder as described herein.

         3. To consider and vote on a proposed amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock reserved for issuance to employees of the Company thereunder as described herein.

         4. To transact such other business as properly comes before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 22, 2002 as the record date for stockholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. The list of stockholders entitled to vote at the meeting shall be available at the offices of Delphi Capital Management, Inc., 153 East 53rd Street, 49th Floor, New York, New York, for a period of ten days prior to the meeting date.

A copy of Delphi Financial Group, Inc.'s 2001 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, is being mailed to stockholders together with this notice.

Your attendance at this meeting is very much desired. However, whether or not you plan to attend the meeting, please sign the enclosed Proxy and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote in person.

                                          By Order of the Board of Directors,



                                          /s/ ROBERT ROSENKRANZ
                                          Robert Rosenkranz
                                          Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                      1105 NORTH MARKET STREET, SUITE 1230
                              WILMINGTON, DE 19899

                                 PROXY STATEMENT

This Proxy Statement is furnished for the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Proxies for the Annual Meeting of Stockholders of Delphi Financial Group, Inc., a Delaware corporation (the "Company"), scheduled to be held on May 14, 2002 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. The submission of a signed Proxy will not affect the stockholder's right to attend the meeting and vote in person. Any person giving a Proxy may revoke it at any time before it is exercised by the delivery of a later dated signed Proxy or written revocation sent to the Investor Relations Department of the Company, or by attending the Annual Meeting and voting in person.

Other than the matters set forth herein, management of the Company is not aware of any matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote the shares represented by the effective Proxies and intend to vote them in accordance with their best judgment in the interests of the Company.

The Company's 2001 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, is being mailed together with this Proxy Statement to each stockholder of record as of the close of business on March 22, 2002.


                          MAILING AND VOTING OF PROXIES

This Proxy Statement and the enclosed Proxy were first mailed to stockholders on or about April 15, 2002. Properly executed Proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to the election of the nominees chosen by the Board, the shares will be voted as indicated by the stockholder. Each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), entitles the holder thereof to one vote and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), entitles the holder thereof to a number of votes per share equal to the lesser of (i) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (ii) 10 votes. Based on the shares of Common Stock outstanding as of March 22, 2002, the Class B Common Stock will have the number of votes described in clause (i) of the preceding sentence. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock will vote as a separate class to elect one director (the "Class A Director"). If the person solicited does not specify a choice with respect to the election of any nominee for director, the shares will be voted "for" such nominee. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

As of March 22, 2002, Mr. Robert Rosenkranz, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Mr. Rosenkranz has entered into an agreement with the Company not to vote or cause to be voted certain shares of Common Stock, if and to the extent that such shares would cause him and Rosenkranz & Company, collectively, to have more than 49.9% of the combined voting power of the Company's stockholders. Rosenkranz & Company and Mr. Rosenkranz have informed the Company that they intend to vote in favor of the election of all nominated directors for which they are entitled to vote and in favor of the proposed amendments to the Amended and Restated Directors Stock Option Plan (the "Directors Option Plan") and the Employee Stock Purchase Plan (the "ESPP").


                             SOLICITATION OF PROXIES

The cost of soliciting Proxies will be borne by the Company. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company, at no additional cost to the Company, in person or by telephone, telegram or other means of communication. Upon written request, the Company will reimburse custodians, nominees and fiduciaries holding the Company's Common Stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their Proxies.


              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

Holders of record of Common Stock at the close of business on March 22, 2002 will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. As of the close of business on March 22, 2002, the Company had outstanding 16,801,412 shares of Class A Common Stock and 3,652,513 shares of Class B Common Stock.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each of the Company's directors and executive officers, each person known by the Company to own beneficially more than five percent of the Common Stock and all directors and executive officers of the Company as a group as of March 22, 2002. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

                                                                       Amount and
                                                                        Nature of               Percent
Name of Beneficial Owner                                                Ownership               of Class
------------------------                                             --------------           -----------
Class B Common Stock:
   Five or greater percent owner:
      Rosenkranz & Company................................           3,550,536  (1)                81.3%
   Directors and Executive Officers:
      Robert Rosenkranz...................................           4,367,956  (1)               100.0%
      Thomas W. Burghart..................................                   -                       -
      Chad W. Coulter.....................................                   -                       -
      Lawrence E. Daurelle................................                   -                       -
      Edward A. Fox.......................................                   -                       -
      Charles P. O'Brien..................................                   -                       -
      Lewis S. Ranieri....................................                   -                       -
      Thomas L. Rhodes....................................                   -                       -
      Robert M. Smith, Jr.................................                   -                       -
      B.K. Werner.........................................                   -                       -
         Directors and officers as a group (10 persons) ..           4,367,956                    100.0%

Class A Common Stock:
   Five or greater percent owners ........................                   -                       -
   Directors and Executive Officers:
      B.K. Werner.........................................             798,700  (2)                4.6%
      Robert Rosenkranz...................................             308,140  (1)                1.8%
      Robert M. Smith, Jr.................................             220,328  (3)                1.3%
      Charles P. O'Brien..................................             144,230  (4)                  *
      Lawrence E. Daurelle................................              74,490  (5)                  *
      Chad W. Coulter.....................................              64,670  (6)                  *
      Edward A. Fox.......................................              60,167  (7)                  *
      Lewis S. Ranieri....................................              36,452  (8)                  *
      Thomas L. Rhodes....................................              27,706  (8)                  *
      Thomas W. Burghart..................................              19,662  (9)                  *
         Directors and officers as a group (10 persons) ..           1,754,545  (10)              10.0%

      * Amount is less than 1% of Class.

(1) Mr. Rosenkranz, as the beneficial owner of the corporate general partner of Rosenkranz & Company, has the power to vote the shares of Class B Common Stock held by Rosenkranz & Company. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company. In addition, Mr. Rosenkranz has direct or beneficial ownership of 101,977 additional shares of Class B Common Stock and direct or beneficial ownership of 103,855 shares of Class A Common Stock. The remaining indicated shares of Class A Common Stock and Class B Common Stock, respectively, consist of 204,285 shares of Class A Common Stock and 476,962 shares of Class B Common Stock which may be acquired pursuant to stock options within 60 days and 238,481 deferred shares of Class B Common Stock. The address of Rosenkranz & Company and Mr. Rosenkranz is 153 East 53rd Street, 49th Floor, New York, NY 10022.

(2) Each of Mr. Werner and The Werner Partnership, LP, of which Mr. Werner is the general partner, may be deemed to beneficially own 793,498 shares and have shared voting and dispositive power with respect to such shares. The remaining shares indicated may be acquired pursuant to stock options within 60 days. With respect to the shares of Class A Common Stock which may be acquired pursuant to stock options, options relating to 403 shares are subject to approval of the amendments to the Directors Option Plan described elsewhere herein by the stockholders of the Company. Mr. Werner's address is c/o Safety National Casualty Corporation, 2043 Woodland Parkway, St. Louis, MO 63146.

(3) Of the indicated shares of Class A Common Stock, 1,319 shares are presently owned by Mr. Smith. Of the shares presently owned, Mr. Smith has sole voting and dispositive power with respect to 259 shares and shared voting and dispositive power with respect to 1,060 shares. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Smith's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, 49th Floor, New York, NY 10022.

(4) Of the indicated shares of Class A Common Stock, 139,028 shares are presently owned by Mr. O'Brien. The remaining shares may be acquired pursuant to stock options within 60 days. With respect to the shares of Class A Common Stock which may be acquired pursuant to stock options, options relating to 403 shares are subject to approval of the amendments to the Directors Option Plan described elsewhere herein by the stockholders of the Company. The address of Mr. O'Brien is c/o Reliance Standard Life Insurance Company, Two Commerce Square, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(5) Of the indicated shares of Class A Common Stock, 2,099 shares are presently owned by Mr. Daurelle. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Daurelle's address is c/o Reliance Standard Life Insurance Company, Two Commerce Square, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(6) Of the indicated shares of Class A Common Stock, 2,707 shares are presently owned by Mr. Coulter. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Coulter's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, 49th Floor, New York, NY 10022.

(7) Of the indicated shares of Class A Common Stock, 19,872 shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. With respect to the shares of Class A Common Stock which may be acquired pursuant to stock options, options relating to 2,416 shares are subject to approval of the amendments to the Directors Option Plan described elsewhere herein by the stockholders of the Company. Mr. Fox's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, 49th Floor, New York, NY 10022.

(8) None of the indicated shares of Class A Common Stock are presently owned, but they may be acquired pursuant to stock options within 60 days. With respect to the shares of Class A Common Stock which may be acquired pursuant to stock options, options relating to 2,416 shares for Mr. Ranieri and 2,416 shares for Mr. Rhodes are subject to approval of the amendments to the Directors Option Plan described elsewhere herein by the stockholders of the Company. Mr. Ranieri's address is c/o Ranieri & Co., Inc., 50 Charles Lindbergh Blvd., Suite 500, Uniondale, NY 11553. Mr. Rhodes' address is c/o National Review, Inc., 215 Lexington Avenue, New York, NY 10016.

(9) Of the indicated shares of Class A Common Stock, 1,071 shares are presently owned by Mr. Burghart. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Burghart's address is c/o Reliance Standard Life Insurance Company, Two Commerce Square, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(10) Includes 691,096 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days. With respect to the shares of Class A Common Stock which may be acquired pursuant to stock options, options relating to 8,054 shares are subject to approval of the amendments to the Directors Option Plan described elsewhere herein by the stockholders of the Company.


                              ELECTION OF DIRECTORS

The Board of Directors consists of seven members, each of whom are elected annually to serve until their successor has been elected and qualified, or they have resigned or been removed from office. The Company's Restated Certificate of Incorporation provides that the holders of Class A Common Stock are entitled to vote as a separate class to elect the Class A Director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's Class A and Class B Common Stock. As of the date of this Proxy Statement, this condition continues to be satisfied. Mr. Rhodes was elected by the holders of the Class A Common Stock in 2001 as the Class A Director, and the Board of Directors has unanimously recommended Mr. Rhodes for reelection as the Class A Director.

It is intended that the shares of Common Stock represented by Proxies will be voted "for" the election of all such nominees unless a contrary direction is indicated on the Proxy. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason any nominee shall be unable to do so, Proxies that would otherwise have been voted "for" such nominee will instead be voted "for" a substitute nominee selected by the Board.

Nominees for Director

The following sets forth information as to each nominee for election at the 2002 Annual Meeting, including his age, positions with the Company, length of service as a director of the Company, other directorships currently held, if any, principal occupations and employment during the past five years and other business experience.

ROBERT ROSENKRANZ, 59, has served as the President and Chief Executive Officer of the Company since May 1987 and has served as Chairman of the Board of Directors of the Company since April 1989. He is also Chairman of the Board of Reliance Standard Life Insurance Company ("RSLIC"), First Reliance Standard Life Insurance Company ("FRSLIC") and Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas") and serves as a director of Safety National Casualty Corporation ("SNCC") and Matrix Absence Management, Inc. ("Matrix"). Mr. Rosenkranz has served since October 1978 as either sole or managing general partner of Rosenkranz & Company or as beneficial owner of its corporate general partner.

ROBERT M. SMITH, JR., 50, commenced employment with the Company in March 1994 and has served as Executive Vice President of the Company and Delphi Capital Management, Inc. ("DCM") since November 1999, as Vice President of the Company and DCM from July 1994 to November 1999, and as a director of the Company since January 1995. Mr. Smith has also served as a director of RSLIC, FRSLIC and RSLIC-Texas since July 1994, as a director of SNCC since March 1996 and as a director of Matrix since June 1998. Mr. Smith has also served as the Chief Investment Officer of RSLIC and FRSLIC since April 2001.

EDWARD A. FOX, 65, has served as a director of the Company since March 1990. He has served as Chairman of the Board of USA Education, Inc. since August 1997 and is currently a director of New England Life Insurance Company and Greenwich Capital Management. From May 1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College, and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.

CHARLES P. O'BRIEN, 65, has served as a director of the Company since November 1987 and as Chairman Emeritus of RSLIC since April 1999, when he retired as President and Chief Executive Officer of RSLIC, FRSLIC and RSLIC-Texas, in which capacities he had served since August 1976. Mr. O'Brien also serves as a director of RSLIC, FRSLIC and RSLIC-Texas.

LEWIS S. RANIERI, 55, has served as a director of the Company since July 1992. Mr. Ranieri is currently Chairman and Chief Executive Officer of Ranieri & Co., Inc. and oversees Hyperion Partners L.P. and Hyperion Partners II L.P. (collectively "Hyperion"), funds created to invest in the financial services, housing and real estate industries. As part of his responsibilities with Hyperion, Mr. Ranieri serves as Vice-Chairman of Hyperion Capital Management, Inc., a New York-based money management firm specializing in mortgage-backed securities, as Chairman, Director and/or Trustee of several closed-end investment companies advised by Hyperion Capital Management, Inc.

B.K. WERNER, 68, has served as a director of the Company since the acquisition of SNCC in March 1996 and as Chairman Emeritus of SNCC since January 1999. He served as Chairman of the Board of SNCC from June 1987 to December 1998 and as Chief Executive Officer from June 1990 to December 1998. Mr. Werner has served as a director of and has been employed in various capacities of SNCC since 1959.

Nominee for Class A Director

THOMAS L. RHODES, 62, has served as a director of the Company since May 1995. He has served as President of National Review magazine since November 1992, where he has also served as a director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co., New York, NY and was elected a General Partner in 1986 and served as a General Partner from 1987 to November 1992. Mr. Rhodes is Vice-Chairman of the Board of Directors of American Land Lease, Inc. He also serves as a director of Apartment Investment and Management Company and is Vice-Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation.


COMMITTEES OF THE BOARD OF DIRECTORS

The Stock Option and Compensation Committee is responsible for reviewing and approving all grants of stock options to employees and reviewing and approving compensation arrangements for certain employees of the Company and its subsidiaries. The committee's membership consists of Messrs. Fox and Rhodes. The Board of Directors does not have a nominating committee.

The Company has an Audit Committee composed of three members, each of whom is independent (as defined in the New York Stock Exchange listing standards). Information concerning the responsibilities of the Audit Committee and its activities is set forth in the Report of the Audit Committee which follows. The Audit Committee is governed by a charter adopted by the Board of Directors, a copy of which was attached to the Proxy Statement for Delphi Financial Group, Inc.'s 2001 Annual Meeting.


REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and its reporting process, including its systems of internal controls. The independent auditors are responsible for performing an audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Committee recommended and the Board approved the selection of the Company's independent auditors to audit such financial statements. The Committee discussed with the Company's independent and internal auditors the overall scope and plans for their respective audits, and regularly meets with such auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls and such other matters as the Committee deems appropriate. The Committee held eight meetings during 2001.

The Committee met with management and the independent auditors to review and discuss the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001, and discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee discussed with the independent auditors the auditor's independence, including the matters contained in the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." Based on such review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Edward A. Fox, Audit Committee Chairman
Lewis S. Ranieri
Thomas L. Rhodes

March 26, 2002


DIRECTORS' ATTENDANCE

The Board of Directors held seven meetings during 2001. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held during the period for which such incumbent was a director, and (ii) the total number of meetings held by all committees of the Board of Directors on which such incumbent served, with the exception of Mr. Werner, who attended 71% of such meetings.


DIRECTORS' COMPENSATION

The Company pays its directors who are not officers or employees of Rosenkranz & Company, the Company, or any of the Company's affiliates (each, an "outside director") annual compensation consisting of an option to purchase Class A Common Stock or cash in an amount as described in the following sentence (the "Annual Retainer") and a fee of $750 plus expenses for each Board of Directors or committee meeting attended. Such amount, if paid in cash, for an outside director who has never served as an officer or employee of the Company or any of its subsidiaries, is $50,000, and for an outside director who has formerly so served, is $25,000. In addition to option grants in respect of the Annual Retainer, outside directors also receive certain option grants on an annual formulaic basis. Both types of grants are made pursuant to the Directors Option Plan. At the 2002 Annual Meeting, stockholders will consider and vote on proposed amendments to the Company's Directors Option Plan to increase the number of shares of Class A Common Stock available for options, to add a discretionary grant provision and to approve the supplemental 2001 option grants thereunder. See "Proposal to Amend the Directors Stock Option Plan."

Under the Directors Option Plan, options to purchase 32,278 shares of Class A Common Stock, in the aggregate, were granted to outside directors in May 2001 at an exercise price of $37.05 per share. In addition, options to purchase 8,054 shares of Class A Common Stock, in the aggregate, were granted to outside directors in July 2001, subject to approval of the related amendment to the Directors Option Plan described elsewhere herein by the stockholders of the Company at the 2002 Annual Meeting, at an exercise price of $37.25. The shares to which such options relate are included in the "Security Ownership of Certain Beneficial Owners and Management" table.

                PROPOSAL TO AMEND THE DIRECTORS STOCK OPTION PLAN

The Directors Option Plan was adopted in 1994 and amended and restated in 1997. Under the Directors Option Plan, on the business day following the Company's Annual Meeting of Stockholders for each year that the Directors Option Plan is in effect, each outside director then in office is granted an option to purchase a number of shares of Class A Common Stock determined pursuant to the following formula: number of option shares equal to 2,650 multiplied by [1+(.125 multiplied by the number of calendar years of continuous service of such outside director to that point, including any portion of a calendar year of service as a full year)]. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported through the New York Stock Exchange for such date. Options granted become exercisable in five equal annual installments, commencing on the first anniversary of the date of the grant, and expire ten years from the date of grant.

The Directors Option Plan also provides for the Annual Retainer to be paid through the grant of an option to purchase Class A Common Stock to each outside director for the period from the director's date of election or reelection to the Board of Directors to the Company's next Annual Meeting of Stockholders, unless such director makes an election in advance to receive the Annual Retainer in cash for such period. Options are granted on the first business day following the date on which each outside director is elected, reelected or appointed. The number of shares of Class A Common Stock to which each option relates is equal to (a) three times the director's Annual Retainer that would otherwise be payable in cash for the applicable period divided by (b) the fair market value of a share of Class A Common Stock of the Company on the date of grant, and the exercise price is 100% of such fair market value on the date of grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. Options granted become exercisable in four equal 90-day installments and expire ten years from the date of grant. The number of options that an outside director may receive in lieu of the Annual Retainer is dependent upon the time at which such director is elected and the fair market value of the Class A Common Stock on the date of grant and, as such, is not determinable in advance. At the 2002 Annual Meeting, stockholders will consider and vote upon option grants made to each outside director effective in July 2001, subject to stockholder approval, in connection with increases in the amount of the Annual Retainer that occurred at such time, as described below.

Increase in Available Shares. The Board of Directors of the Company has unanimously approved an amendment to the Directors Option Plan to increase the number of shares of Class A Common Stock available for options thereunder to 350,000, subject to the approval of such amendment by the stockholders of the Company at the 2002 Annual Meeting. The Directors Option Plan currently provides for options to purchase up to 207,490 shares of Class A Common Stock to be granted under the plan, of which options to purchase 162,948 shares (including options to purchase 8,054 shares, subject to approval of the proposed amendment to the Directors Option Plan described below by the stockholders of the Company at the 2002 Annual Meeting) have been previously granted through March 22, 2002. In order to provide for a sufficient number of shares of Class A Common Stock to be available for options under the Directors Option Plan, and thus continue to enhance the Company's ability to attract and retain experienced and knowledgeable individuals to serve as outside directors, the Board of Directors believes that it is desirable to amend the Directors Option Plan to increase the number of shares available for such options to 350,000.

Discretionary Grant Provision. The Board of Directors of the Company has unanimously approved an amendment to the Directors Option Plan to include a provision under which, in addition to the formulaic annual option grants for which such plan currently provides, as described above, a committee consisting of the full Board of Directors of the Company may make grants of options to outside directors at such times and in such amounts as are determined by such committee in its discretion. As is the case for options granted under the formulaic provisions of the plan, the exercise price for any options granted under this provision would be the fair market value of a share of Class A Common Stock on the date of grant and such options would expire ten years from the date of grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date.

This discretionary grant provision will provide the Company with additional flexibility with respect to compensation of its outside directors by means of equity incentives, thus further enhancing the Company's ability to attract and retain experienced and knowledgeable individuals to serve as outside directors. It is anticipated that grants under this provision will occur primarily under unusual circumstances in which the formulaic provisions would not otherwise effectively operate; for example, as to a new outside director joining the Company's Board on a date other than the annual grant date under the formulaic provisions.

Supplemental 2001 Option Grants. The Board of Directors of the Company has unanimously approved an amendment to the Directors Option Plan providing for option grants to each of the outside directors, effective in July 2001, in payment of the incremental amount of the Annual Retainer that became payable for the current term of service as a result of the increases in the amounts of the Annual Retainers that occurred at such time. Such incremental amount, in the case of outside directors who had never served as an officer or employee of the Company or any of its subsidiaries, was $30,000, and for outside directors who had formerly so served, was $5,000. The number of shares covered by the option grants in respect of these incremental amounts and the other terms and conditions of such grants were established in the same manner as for options in respect of the Annual Retainer, as described above.

The full text of the Directors Option Plan, reflecting the proposed amendments, is attached hereto as Exhibit A, to which the foregoing description is qualified by reference.

FEDERAL INCOME TAX CONSEQUENCES

As in the case of option grants under the Directors Option Plan as in effect prior to the proposed amendments, options to purchase Class A Common Stock granted under such plan will be treated as nonqualified stock options for federal income tax purposes. No taxable income will be recognized by the optionee upon the grant of nonqualified stock options. In general, the optionee will recognize ordinary income in the year in which the options are exercised equal to the excess of the fair market value of the shares received at the date of exercise over the exercise price. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the options. This deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

It is intended that the shares of Common Stock represented by Proxies will be voted "for" the proposed amendments to the Directors Option Plan unless contrary direction is indicated on the Proxy.

               PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN

The ESPP was established in 1994 and qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code (the "Code"). All employees of the Company and its subsidiaries (including officers) whose customary employment is for more than five months in any calendar year and more than 20 hours per week, with at least one year of service, except employees who would beneficially own at least 5% of the total voting power or value of all classes of the capital stock following a grant to them under the ESPP, are eligible to participate in the plan. Under the ESPP, offerings are made at the commencement of each twenty-six week period beginning each January 1 and July 1 (each twenty-six week period, an "Offering Period") during which deductions are made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the ESPP. Payroll deductions may be made from 1% to 10% of the participant's regular pay, exclusive of severance pay, tuition, automobile expense or moving expense reimbursements or allowances and any imputed income from group life insurance coverage, and including amounts deferred under a salary reduction agreement pursuant to Section 401(K) and
Section 125 of the Code. Participants may not make direct cash payments to their accounts. The maximum number of shares which any employee may purchase under the ESPP for an Offering Period is 1,000, and in no event can an employee authorize payroll deductions of greater than $21,250 per year. Certain additional limitations on the amount of Class A Common Stock which may be purchased in any calendar year are imposed by the Code.

The price per share at which shares of Class A Common Stock are purchased pursuant to the ESPP for any Offering Period is the lesser of (a) 85% of the fair market value of Class A Common Stock on the date of the grant of the option (the commencement of the Offering Period) or (b) 85% of the fair market value of Class A Common Stock on the date of the exercise of the option (the last business day of an Offering Period). At the commencement of each Offering Period, participants elect the number of shares of Class A Common Stock they wish to purchase for such Offering Period, but such election does not become binding until the end of the Offering Period. On the last business day of each Offering Period, amounts credited to the accounts of participants who have neither terminated from the employ of the Company and its subsidiaries nor withdrawn from the ESPP for such Offering Period are used to purchase shares of Class A Common Stock in accordance with the election of participants (except that amounts representing fractional shares may be carried over to the next Offering Period). The closing price for the Class A Common Stock on March 22, 2002 was $39.01 per share.

Currently, there are approximately 729 employees (including officers) eligible to participate in the ESPP.

The Board of Directors has unanimously approved an amendment to the ESPP to increase the number of shares of Class A Common Stock reserved for issuance to employees of the Company to 665,000, subject to the approval of such amendment by the stockholders of the Company at the 2002 Annual Meeting. The maximum number of shares of Class A Common Stock reserved for issuance to employees under the ESPP is currently 331,224 shares, of which 288,454 shares have been issued through March 22, 2002. Because the ESPP offers the Company's employees an advantageous means of increasing their equity ownership in the Company, thus further aligning their interests with those of the Company's stockholders, the Board of Directors believes that it is desirable that the proposed amendment be adopted so as to permit such plan to continue in effect.

FEDERAL INCOME TAX CONSEQUENCES

A participating employee will not recognize income at the time options are granted to such employee at the commencement of an Offering Period or when he or she exercises such options and purchases common stock at the end of an Offering Period. If an employee does not dispose of the shares of Class A Common Stock purchased pursuant to the ESPP until more than two years after the date of grant of the options and one year after the transfer of the shares to the employee, or if he or she dies without having disposed of such shares, he or she must include in his or her gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition or death an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (b) the excess of the fair market value of the shares at the date of grant of the options over the option price for such options.

If the amount realized upon such disposition by way of sale or exchange of the shares exceeds the purchase price, plus the amount, if any, included in income as compensation, such excess will be a capital gain. The Company will not be entitled to any deduction in respect to options granted under the ESPP or shares of Class A Common Stock issued and delivered pursuant to the exercise of such options, if the holding period requirements are met or the employee dies prior to disposing of the shares acquired upon exercise of the option.

If an employee disposes of the shares of Class A Common Stock within two years from the date of grant of the option or within one year from the date of exercise (an "Early Disposition"), the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date of exercise over the amount paid for such shares. The Company or one of its subsidiaries will be entitled to a deduction equal to such income, subject to the limitations on the deductibility of compensation under Section 162(m) of the Code. The excess, if any, of the amount realized on disposition of such shares over the fair market value of such shares on the date of exercise will be long- or short-term capital gain, depending upon the holding period of the shares. If an employee disposes of such shares for less than his or her basis in the shares, the difference between the amount realized and such basis will be a long- and short-term capital loss, depending upon the holding period of the shares.

It is intended that the shares of Common Stock represented by Proxies will be voted "for" the proposed amendment to the ESPP unless a contrary direction is indicated on the Proxy.

                             EXECUTIVE COMPENSATION

The following table sets forth aggregate compensation paid by the Company and its subsidiaries for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 2001, 2000 and 1999 to or for the benefit of each of the five most highly compensated executive officers of the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                                                                                    Long-Term
                                                     Annual Compensation                          Compensation
                                    ------------------------------------------------- -------------------------------
                                                                                                       Securities
                                                                        Other Annual    Restricted     Underlying         All Other
    Name and Principal                                                  Compensation      Stock         Options         Compensation
        Position                 Year       Salary ($)    Bonus ($)       ($) (1)        Award ($)      (#) (2)            ($) (3)
----------------------------     ----       ----------    ---------     ------------    ----------    -----------       ------------
Robert Rosenkranz,               2001        $599,976     $300,000        $   --         $   --              --          $   --
President & Chief Executive      2000         599,015         --              --             --            80,932            --
Officer of the Company           1999         549,978         --              --             --            55,932            --

Thomas W. Burghart               2001         156,975       62,790            --             --              --             3,400(4)
Vice President &                 2000         136,250       35,100            --             --            10,000           3,339(4)
Treasurer of the Company (5)     1999         129,317       30,693            --             --               -             3,061(4)

Chad W. Coulter                  2001         240,000       80,000            --             --              --             4,320(4)
Vice President & General         2000         220,000         --              --             --            37,712           3,977(4)
Counsel of the Company           1999         210,231         --              --             --            21,386           4,864(4)

Lawrence E. Daurelle,            2001         218,530      131,118            --             --               -            3,934(4)
President & Chief                2000         185,223         --              --             --            35,780           3,334(4)
Executive Officer of RSLIC       1999         170,547         --              --             --             9,152           4,693(4)
and former Vice President &
Treasurer of the Company (5)

Robert M. Smith, Jr.,            2001         340,002      255,000            --             --               -             3,400(4)
Executive Vice President         2000         307,996         --              --             --            50,424           3,400(4)
of the Company                   1999         288,933         --              --             --            56,329           3,200(4)

(1) Personal benefits, which are non-cash compensation, were not disclosed in the "Other Annual Compensation" column since they did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any named executive officer.

(2) Other than granting of stock options listed above, no other long-term compensation was provided to the named executive officers.

(3) The Company and its subsidiaries paid certain amounts in 2001, 2000 and 1999 to a wholly-owned subsidiary of Rosenkranz & Company pursuant to two investment consulting agreements. Portions of these amounts were in turn earned by Mr. Rosenkranz in addition to the amounts set forth above. See "Certain Relationships and Related Transactions."

(4) These amounts represent the Company's annual contribution on behalf of the employee to Company-sponsored defined contribution benefit plans.

(5) Mr. Burghart replaced Mr. Daurelle as Vice President and Treasurer of the Company in April 2001.

Incentive Plan. At the 1997 Annual Meeting, the Company's stockholders approved the Long-Term Performance-Based Incentive Plan (the "Incentive Plan") for Robert Rosenkranz, the Chairman, President and Chief Executive Officer of the Company. The purpose of the Incentive Plan is to provide Mr. Rosenkranz with a compensation arrangement that rewards him for significant gains in shareholders' wealth as measured by the annual performance of the Company's Class A Common Stock, so long as such performance surpasses that of the Standard & Poor's Corporation Insurance Composite Index Total Return to Shareholders (the "S&P Insurance Index Total Return").

An award under the Incentive Plan is made for a Performance Period (as defined below) if and only if the Ending Stock Value (as defined therein) of the Company's Class A Common Stock exceeds the Beginning Stock Price (as defined therein) by an amount greater than the S&P Insurance Index Total Return over the comparable period. The award is then determined as 2.5% of the amount by which the Ending Market Value (as defined therein) exceeds the Beginning Market Value (as defined therein). Expressed as a formula, the "Award Amount" = (Ending Market Value minus Beginning Market Value) multiplied by .025. The "Performance Period" is the calendar year, except that if an award is not made under the plan for any calendar year, the next Performance Period will include all calendar years following the last calendar year for which an award was made.

The Incentive Plan provides that 50% of the Award Amount, if earned, will be paid in the form of restricted or deferred shares of Class B Common Stock, with the number of such shares determined by dividing 50% of the Award Amount by the average closing price of the Class A Common Stock during the twenty trading days commencing nine trading days prior to the last trading day of the relevant period (the "Ending Stock Price"). The remainder of the award will be paid in options to purchase shares of Class B Common Stock having an exercise price equal to 100% of the fair market value (as defined in the plan) of a share of such stock on the date of grant. Such options become exercisable in full thirty days following the date of the grant and have a ten-year term. The number of shares subject to such options is determined by dividing 50% of the Award Amount by the Ending Stock Price and multiplying that amount by three. This formula reflects a general standard of valuation indicating that, across a broad number of companies, stock options with a ten-year term are worth approximately one-third of the market value of the underlying stock on the date of grant. However, regardless of the Award Amount for any Performance Period, the Incentive Plan limits, as to any calendar year, the number of restricted or deferred shares of Common Stock which may be awarded to 79,494, and limits the number of shares of Common Stock as to which options may be granted to 238,481, plus the "Carryover Amount." The Carryover Amount consists of the cumulative amounts of such restricted or deferred shares and options which, in each year since the inception of the Incentive Plan, would have been eligible for award in conformity with such limits, but were not awarded. Any Award Amounts which do not result in awards of restricted or deferred shares or options due to the aforementioned limits may be applied to increase the Award Amount in any subsequent Performance Period in which the Ending Stock Value exceeds the Beginning Stock Price by an amount greater than the S&P Insurance Index Total Return for such Performance Period (subject, in all events, to the per-year share and option award limits referenced above). No restricted or deferred shares or options were awarded under the Incentive Plan to Mr. Rosenkranz for the years ended December 31, 1999, 2000 or 2001. The Carryover Amount currently consists of 238,482 restricted or deferred shares of Class B Common Stock and options to purchase 715,443 shares of Class B Common Stock.

If Mr. Rosenkranz's employment terminates during a Performance Period, he will be entitled to an award under the Incentive Plan based on the performance of the Company's Class A Common Stock if it surpasses the S&P Insurance Index Total Return through such date, unless his employment was terminated by the Company for "Cause" or by Mr. Rosenkranz without "Good Reason," as such terms are defined in the Incentive Plan.

Restricted or deferred shares of Class B Common Stock awarded under the Incentive Plan vest upon the termination of Mr. Rosenkranz's employment due to death, disability or normal retirement or by the Company other than for Cause or upon a "Change in Ownership," as such term is defined in the Incentive Plan. If Mr. Rosenkranz's employment is terminated by himself for other than Good Reason or by the Company for Cause, such restricted or deferred shares are forfeited to the Company.

Because the Incentive Plan provides for accelerated vesting of restricted or deferred shares of Class B Common Stock awarded under the Plan upon a Change in Ownership, it is possible that a twenty percent "golden parachute" excise tax could be imposed upon Mr. Rosenkranz under the Internal Revenue Code (the "Code") if such vesting were to occur in such an event. In order to preserve the benefits intended to be provided under the Incentive Plan, the plan contains a provision under which payments would be made by the Company to Mr. Rosenkranz in order to adjust, on an after-tax basis, for the amount of any such tax.

Employee Stock Option Plan. The Employee Stock Option Plan (the "Employee Option Plan") provides for a total of 3,400,000 shares of Class A Common Stock which may be issued upon exercise of options granted thereunder. Through March 22, 2002, options for 2,970,820 shares of Class A Common Stock have been granted, net of option forfeitures and expirations. As of March 22, 2002, options covering 1,307,922 shares of Class A Common Stock have been exercised. These exercises reduced the total number of outstanding options exercisable for Class A Common Stock to 1,662,898 shares, of which options for 1,214,857 shares of Class A Common Stock were vested as of March 22, 2002. Options currently outstanding under the Employee Option Plan expire between 2004 and 2012. Options granted under the Employee Option Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Stock Option and Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date.

                        OPTION GRANTS IN LAST FISCAL YEAR

 The Company has not included a table of "Option Grants in Last Fiscal Year" as there were no options granted to the named executive officers under the Employee Option Plan in 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

Summarized below in tabular format are options exercised by the named executive officers during the fiscal year ended December 31, 2001 and options outstanding under the Employee Option Plan or Incentive Plan, as applicable, at December 31, 2001.

                                                                 Number of Securities               Value of Unexercised
                                                                Underlying Unexercised             In-the-Money Options at
                            Shares                            Options at Fiscal Year-End             Fiscal Year-End (1)
                           Acquired         Value            -------------------------------    ------------------------------
       Name              On Exercise       Realized          Exercisable       Unexercisable    Exercisable      Unexercisable
--------------------     -----------       --------          ---------         -------------    -----------      -------------
Robert Rosenkranz               --          $   --             676,247            20,000        $  865,156        $   76,000
Thomas W. Burghart              --              --              15,258             6,666           247,327             2,000
Chad W. Coulter                 --              --              49,300            31,446           130,846            75,877
Lawrence E. Daurelle            --              --              64,058            27,278           517,970            63,331
Robert M. Smith, Jr             --              --             211,555            35,210         2,583,317            82,150

(1) Based on a closing price of $33.30 for the Company's Class A Common Stock on December 31, 2001.

Pension Plans. The Reliance Standard Life Insurance Company Pension Plan (the "Pension Plan") is a noncontributory, qualified defined benefit pension plan that provides retirement and, in certain instances, death benefits to employees of RSLIC, FRSLIC, DCM and other subsidiaries of the Company. Benefits under the Pension Plan at the employee's normal retirement age, which for this purpose is 65, are calculated as the employee's years of service up to 35 years multiplied by the sum of (i) 0.85% of the employee's average compensation for the five consecutive calendar years in the last ten years of participation prior to retirement during which the employee was most highly paid ("Average Compensation") up to and including the employee's Social Security covered compensation level plus (ii) 1.5% of the employee's Average Compensation in excess of their Social Security covered compensation level. The benefits under the Pension Plan are increased by 1% of the employee's Average Compensation multiplied by the employee's years of service in excess of 35. Average Compensation is subject to the statutory limitation pursuant to the Code of $200,000 for 2002 (or any limits as required by the Code in the future). Employees are eligible to participate in the Pension Plan following the completion of one year of service and the attainment of age 21 and continue to accrue benefits generally until termination of employment, death or retirement. Benefits vest after five years of service with RSLIC, FRSLIC and/or DCM.

Supplemental Executive Retirement Plan. The Reliance Standard Life Insurance Company Supplemental Executive Retirement Plan (the "RSL SERP") provides certain key employees of RSLIC, FRSLIC, DCM and other subsidiaries of the Company with the opportunity for additional postemployment income, which would otherwise have been limited under the Pension Plan due to the statutory limit on employee's compensation as calculated under the Pension Plan pursuant to the Code. The RSL SERP is a nonqualified deferred retirement plan and is unfunded. Retirement benefits under the RSL SERP are calculated in a similar manner as those under the Pension Plan, except that Average Compensation is limited under the plan to $294,620 for 2002 (adjusted annually by the Social Security Cost of Living Adjustment). Any benefits payable under the Pension Plan are deducted from the benefit calculated under the RSL SERP. All other terms and conditions of the RSL SERP are substantially identical to those contained in the Pension Plan.

DCM Pension Plan. The Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the "DCM Pension Plan") is a nonqualified, noncontributory defined benefit pension plan that provides retirement benefits to Robert Rosenkranz and, in certain instances, death benefits to his beneficiary. Benefits under the DCM Pension Plan at Mr. Rosenkranz's normal retirement age, which for this purpose is 65, are calculated in the same manner as benefits under the Pension Plan. Benefits are reduced if Mr. Rosenkranz elects an earlier retirement date. The DCM Pension Plan is unfunded: however, plan payments are unconditionally guaranteed by the Company under a guarantee agreement between the Company and Robert Rosenkranz. Mr. Rosenkranz does not participate in either the Pension Plan or the RSL SERP.

The estimated annual benefits payable at the normal retirement age of 65 are set forth in the table below for the indicated compensation and years of service classifications in the form of a straight life annuity. The benefits calculations are based upon the Social Security Act in effect for an employee retiring in 2002.


                                                Years of Service as
                            Retirement Plan Participant and Estimated Amount of Benefits
        Average       ---------------------------------------------------------------------------
     Compensation         10           15           20           25            30           35
    ---------------   ---------     --------     ---------    ---------    ---------    ---------
    $ 125,000......   $  16,195     $ 24,292     $  32,389    $  40,487    $  48,584    $  56,682
      150,000......      19,945       29,917        39,889       49,862       59,834       69,807
      175,000......      23,695       35,542        47,389       59,237       71,084       82,932
      200,000......      27,445       41,167        54,889       68,617       82,334       96,057
      225,000......      31,195       46,792        62,389       77,987       93,584      109,182
      250,000......      34,945       52,417        69,889       87,362      104,834      122,307
      300,000......      42,445       63,667        84,889      106,112      127,334      148,557
      350,000......      49,945       74,917        99,889      124,862      149,834      174,807

The following executives named in the Summary Compensation Table shown under "Executive Compensation" are covered by the Pension Plan, the RSL SERP and/or the DCM Pension Plan:

                                                                      Years of Credited Service
                  Name                                                 As of December 31, 2001
          --------------------                                         -----------------------
          Robert Rosenkranz.......................................              24
          Thomas W. Burghart......................................              21
          Chad W. Coulter.........................................              11
          Lawrence E. Daurelle....................................               7
          Robert M. Smith, Jr. ...................................               8

Employment Contract. The Company has entered into an agreement with Mr. Smith which provides that if he is terminated without good and reasonable cause he will be entitled to a severance payment up to a maximum of twelve months of base salary, plus health benefits.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Fox and Rhodes, the members of the Stock Option and Compensation Committee during 2001, are not "insiders" within the meaning of the Securities Act and there were no "interlocks" within the meaning of the Securities Act.

                                PERFORMANCE GRAPH

In order to further assist stockholders in analyzing disclosure on compensation, a graph comparing the total return on the Company's Class A Common Stock to the total return on the common stock of the companies included in the Standard & Poor's 500 Index ("S&P 500 Index") and the Standard & Poor's Insurance Composite Index ("S&P Insurance Index") has been provided. The performance graph should be analyzed in connection with the tables on the preceding pages detailing the payment of compensation and the granting of employee stock options. The graph assumes $100 was invested in the Company's Class A Common Stock and the indices reflected therein on December 31, 1996, and reflects the value of that investment on various dates through December 31, 2001.

                           1996      1997      1998      1999      2000      2001
Delphi                      100      156       189       112       144       126
S&P 500 Index               100      133       171       208       189       166
S&P Insurance Index         100      146       151       156       217       188



                        REPORT ON EXECUTIVE COMPENSATION

Compensation of the Company's executive officers (including the named executive officers) is supervised by the Stock Option and Compensation Committee of the Board of Directors. The objective of the Company's compensation program is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and to reward such individuals for increasing levels of profit and stockholder value.

In conformance with the above compensation philosophy, the total annual compensation for senior officers of the Company and its subsidiaries is determined by one base element, salary, and two incentive elements, annual bonus and grants of stock options under the Employee Option Plan or, in the case of Mr. Rosenkranz, the Incentive Plan.

Salary for executive officers of the Company and its subsidiaries is determined by analysis of three factors, consisting of (i) salary levels for executive officers at other companies with comparable responsibilities; (ii) evaluation of the individual executive officer's performance; and (iii) the Company's ability to pay. While the three factors are not formally weighted, the Company's ability to pay is a threshold consideration.

The level of base salary paid to an executive officer is determined on the basis of the individual's overall performance and compensation level at the Company during the prior year and such other factors as may be appropriately considered by the Stock Option and Compensation Committee and by management in making its proposals to the committee. The level of the annual bonus for the executive officers of the Company is established by the Stock Option and Compensation Committee according to the operating performance of the Company and the individual performance of the executive officer during the year, and such other factors as are deemed appropriate by the committee and by management in making its proposals to the committee. The primary factor which determines the level of Mr. Rosenkranz's annual bonus is the extent to which the Company's financial performance reaches a specified return on equity goal.

For executive officers employed in the insurance operations at RSLIC, the level of cash bonus paid is determined under the Senior Management Incentive Plan administered by the Compensation Committee of RSLIC's Board of Directors. The criterion determining the maximum level of bonus attainable under this plan consists of RSLIC's operating performance for the year relative to the pre-determined target, and such bonus further depends on an assessment of the particular individual's performance. Bonus as a percentage of base salary generally increases with the level of responsibility of the executive officer; for example, RSLIC's Chief Executive Officer's potential bonus is 60% of total compensation, with other executives' respective potential bonuses reduced as their level of responsibility decreases. Total cash compensation for such executive officers is reviewed for comparability with the compensation levels of similarly situated officers of insurance companies of similar size.

The principal method for long-term incentive compensation for executive officers other than Mr. Rosenkranz (for whom the principal method is the Incentive Plan) is the Employee Option Plan described above under "Executive Compensation - Employee Stock Option Plan" and compensation thereunder takes the form of nonqualified stock option grants. Those grants are designed to promote the identity of long-term interests between key employees of the Company and its subsidiaries and the Company's stockholders, since the value of options granted will increase or decrease with the value of the Company's common stock. In this manner, key individuals are rewarded in a manner that is commensurate with increases in stockholder value. The size of a particular option grant is determined based on the individual's position with and contributions to the Company (or, in the case of new hires, the individual's current position and anticipated contributions). These grants also typically include five year vesting periods to encourage continued employment.

Mr. Rosenkranz's compensation for 2001 was determined taking into consideration the general factors described above. In addition, under the Incentive Plan, as described above under "Executive Compensation - Incentive Plan," Mr. Rosenkranz is rewarded for the Company's achieving gains in stockholder wealth that surpass the S&P Insurance Index Total Return, which the Stock Option and Compensation Committee believes to be a representative index reflecting the stock performance of the Company's peer group. The ultimate value of awards under the Incentive Plan will depend on the Company's stockholder returns, since a portion of such awards will consist of restricted or deferred shares, the value of which will be subject to market risk so long as Mr. Rosenkranz remains employed with the Company (and which are forfeitable if such employment terminates under certain circumstances). In addition, the options will have value to Mr. Rosenkranz only to the extent that the Company's stock price appreciates following the grant date. Mr. Rosenkranz did not receive an award under the Incentive Plan for 2001.

Section 162(m) of the Code limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers in excess of $1 million per year. The Stock Option and Compensation Committee intends to establish and maintain executive compensation levels and programs that will be competitive within the industry and will attract and retain highly talented individuals. Executive compensation will be structured to avoid limitations on deductibility where this result can be achieved consistent with the Company's compensation goals.

        STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                     Edward A. Fox        Thomas L. Rhodes


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to two consulting agreements, RSLIC and the Company pay to a wholly owned subsidiary of Rosenkranz & Company certain fees associated with the formulation of the business and investment strategies of the Company and its subsidiaries. These fees amounted to $3.7 million for the year ended December 31, 2001. These fees generally increase at an annual rate of 10.0% and are expected to be $4.1 million for calendar year 2002. Pursuant to a cost-sharing arrangement, a subsidiary of the Company received reimbursements from a wholly-owned subsidiary of Rosenkranz & Company and Acorn Partners, a limited partnership in which Mr. Rosenkranz has an indirect beneficial interest, for expenses associated with the sharing of office space and office personnel. The total amount of these reimbursements during 2001 was $1.3 million. Of the aggregate amounts paid for services rendered during the year ended December 31, 2001 pursuant to the consulting agreements, $2.0 million was earned by Mr. Rosenkranz due to his indirect and direct financial interests in Rosenkranz & Company. Management believes that the fees charged under these agreements are comparable to fees charged by unaffiliated third parties for consulting services of considerably narrower scope than the services provided thereunder. During 2001, a subsidiary of the Company maintained an arrangement with an entity in which Mr. Rosenkranz has a financial interest, under which $3.2 million in assets are presently managed pursuant to a discrete investment program. Under such arrangement, asset-backed and performance-based fees are paid to such entity, which also provides similar services to unaffiliated third parties on comparable terms. Such fees, which totaled $41,000 in 2001, are comparable to fees charged by unaffiliated third parties in connection with similar investment programs.

Pursuant to an investment advisory agreement, a subsidiary of the Company paid $150,000 in fees during 2001 to an investment advisor, Hyperion Capital Management, Inc. ("Hyperion"), of which Mr. Ranieri is the Chairman. Effective January 1, 2002, this investment advisory agreement was replaced with an investment management agreement under which Hyperion will manage a portfolio of securities on behalf of the subsidiary and the fees to Hyperion will vary by type of security in which the subsidiary invests. Two other subsidiaries of the Company entered into similar investment management agreements which are also effective January 1, 2002. The Company anticipates that the total annual fees payable to Hyperion under these investment management agreements will be approximately $250,000. Management believes that the fees charged by Hyperion under the investment advisory agreement and the investment management agreements are comparable to the fees charged by other unaffiliated investment advisors for these types of services.

During 1998, the Company entered into various reinsurance agreements with Oracle Reinsurance Company Ltd. ("Oracle Re"), a wholly-owned subsidiary of Delphi International Ltd. ("Delphi International"), an independent Bermuda insurance holding company of which Mr. Rosenkranz was the Chairman of the Board and beneficially owned approximately 26.8% of the common stock, and of which Messrs. Fox, O'Brien, Ranieri, Rhodes and Smith also served as directors through March 2002, when its voluntary liquidation was completed. Under these agreements, approximately $101.5 million of group employee benefit reserves ($35.0 million of long-term disability insurance reserves and $66.5 million of net excess workers' compensation and casualty reserves) were ceded to Oracle Re. During 2000 and 1999, Oracle Re and the Company effected the partial recaptures of approximately $4.6 million and $10.0 million, respectively, of the group long-term disability liabilities ceded to Oracle Re. In January 2000, SNCC and Oracle Re rescinded a workers' compensation quota share reinsurance contract that had been entered into during 1999. In October 2001, Oracle Re and the Company consummated the commutation of their reinsurance agreements, pursuant to which Oracle Re paid approximately $84.0 million to the Company (net of $11.5 million which had been held by the Company) related to the reserves ceded to Oracle under such agreements. Also during 1998, the Company and certain of its subsidiaries purchased 9% subordinated notes from Delphi International with a principal amount of $40 million, of which notes with a principal amount of $10 million were subsequently sold to an unaffiliated entity. Such notes were scheduled to mature in full in January 2028. In furtherance of the commutation of the reinsurance agreements, in October 2001, the Company agreed to waive certain amounts due to the Company under these notes, and in March 2002, Delphi International repaid the amount due under the subordinated notes as reduced by the amount of the waiver. The waiver amount was approximately $7.5 million. In January 1998, the Company provided five-year loans to Robert M. Smith, Jr., Executive Vice President of the Company, and Louis C. Lucido, former Vice President, Investments of the Company, in the amounts of $131,160 and $149,758, respectively, to finance a portion of the costs of their purchases of common stock of Delphi International. Interest accrued on such loans at the rate charged to the Company under its senior bank revolving credit facility (LIBOR plus 0.45%). In both cases, the Delphi International common shares purchased were pledged to the Company to secure the loans, and the Company had recourse only against such common shares. In March 2002, the Company received proceeds of $327,936, representing the liquidating distribution by Delphi International on such common shares, in full settlement of the principal and interest due on the loans of $357,687.


                              INDEPENDENT AUDITORS

The firm of Ernst & Young LLP served as the Company's independent auditors for 2001 and is expected to so serve in 2002. During 2001, fees to Ernst & Young LLP for various audit and other services to the Company and its subsidiaries were as follows:

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the year ended December 31, 2001, and the reviews of the condensed financial statements included in the Company's quarterly reports on Forms 10-Q for the year ended December 31, 2001, were $451,000.

Financial Information Systems Design and Implementation Fees. No services of this type were rendered by Ernst & Young LLP to the Company during the year ended December 31, 2001.

All Other Fees. The aggregate fees billed for all other services during the year ended December 31, 2001, which consisted primarily of audit-related services such as internal audit services and assistance in determining the accounting for completed or potential transactions, and actuarial consulting services were $535,000.

The Audit Committee has considered whether the provision of these other services is compatible with maintaining the auditors' independence.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires.

                         FINANCIAL STATEMENTS AVAILABLE

Consolidated financial statements for Delphi Financial Group, Inc. are included in the Company's 2001 Annual Report on Form 10-K for the year ended December 31, 2001, which is being mailed together with this Proxy Statement. Additional copies of the Form 10-K and the Annual Report to Stockholders may be obtained without charge by submitting a written request to the Investor Relations Department, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge, based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no other reports were required for such persons, all persons subject to these reporting requirements filed the required reports on a timely basis.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, by December 1, 2002.

                                     By Order of the Board of Directors,



                                     /s/ ROBERT ROSENKRANZ
                                     Robert Rosenkranz
                                     Chairman of the Board

                                                                       EXHIBIT A

                          DELPHI FINANCIAL GROUP, INC.

                AMENDED AND RESTATED DIRECTORS STOCK OPTION PLAN

                                  INTRODUCTION

Delphi Financial Group, Inc. (the "Company") adopted the Delphi Financial Group, Inc. 1994 Directors Stock Option Plan effective April 12, 1994. Effective as of March 20, 1997, the Company amended and restated such plan (subject to the approval of the stockholders of the Company) to incorporate provisions whereby the eligible members of its Board of Directors may receive stock options in lieu of their annual cash retainers, to increase the number of shares subject to nonqualified stock options available for issuance under such plan, and to effect certain further amendments. Such plan, as so amended and restated, and as further amended effective May 14, 1997, April 1, 1998, February 7, 2001 (subject to the approval of the stockholders of the Company), and July 2, 2001 (subject to the approval of the stockholders of the Company) is as follows:

1.   PURPOSE

This Amended and Restated Directors Stock Option Plan (the "Plan") is intended to increase the proprietary interest in Delphi Financial Group, Inc. (the "Company") of outside directors of the Company, i.e., directors who are not officers or employees of the Company or its subsidiaries, whose continued services are important to the continued success of the Company, thereby providing them with additional incentive to continue to serve as directors. The Plan provides for the issuance of nonqualified stock options ("Options"). The Plan shall be effective upon its approval by the stockholders of the Company (as provided in Section 10 below).

2.   ADMINISTRATION

Except as to discretionary grants of Options pursuant to Section 5(B), the Plan shall be substantially self-executing. Such discretionary grants, and any administrative determinations regarding the Plan that may be required to be made, shall be made pursuant to the affirmative vote of a majority of the members of a committee consisting of the members of the Company's Board of Directors (the "Committee"). All ministerial matters relating to the Plan shall be performed by or at the direction of the Committee.

3.   ELIGIBILITY

The persons who shall receive Options (the "Optionees") shall be members of the Company's Board of Directors who are not officers or employees of the Company or any of its subsidiaries ("Subsidiaries"), as that term is defined by Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). Persons eligible to be Optionees are sometimes referred to herein as "Outside Directors."

4.   STOCK

The stock subject to the Options shall be shares (the "Shares") of the Company's authorized but unissued or reacquired Class A common stock, par value $.01 per share. The aggregate number of Shares as to which Options may be granted shall not exceed 350,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 5(C)(ix) of the Plan. In the event that any outstanding Option under the Plan for any reason expires, terminates or is cancelled, the Shares allocable to the unexercised portion of such Option will again be subject to Options thereafter awarded under the Plan.

5.   TERMS AND CONDITIONS OF OPTIONS

     A.  Options shall automatically be granted under the Plan as follows:

          (i) On the day immediately following the date on which the Plan is approved by the stockholders of the Company (as provided in Section 10 below), and thereafter on the first business day immediately following each date on which the Company holds its annual meeting of stockholders (commencing with the 1997 meeting), each Outside Director then in office will automatically be awarded as of such date Options exercisable for a number of Shares determined pursuant to the following formula: Number of Option Shares = 2,000 (with such amount to be automatically proportionately adjusted to reflect the cumulative effect of all events of the type referred to in Section 5(C)(ix) hereof having occurred prior to such date) multiplied by [1 + (.125 multiplied by the number of years of continuous years of service of such Outside Director to that point, including any portion of a year of service, which shall be treated as a full year)].

          (ii) Each Outside Director shall, on the first business day following each date on which such director is elected, reelected or appointed, as applicable, to the Company's Board of Directors (the "Election Date"), commencing with the elections to occur at the 1997 annual meeting of stockholders, be awarded Options in lieu of the cash amount (the "Retainer Amount") that such director would be entitled to receive for serving as such in the period from the Election Date up to the date of the Company's next following annual meeting of stockholders, exclusive of meeting fees, fees for serving on any committee of the Board, or fees associated with any other services provided to the Company or its Subsidiaries. Such Options will be exercisable for the nearest number of whole Shares determined pursuant to the following formula: Number of Option Shares = (Retainer Amount multiplied by 3), divided by (Fair Market Value, as that term is defined in Section 5(C)(ii) hereof, as of the award date). Notwithstanding the foregoing, Options will not be awarded pursuant to this Section 5(A)(ii) if the Outside Director files with the Secretary of the Company, on or prior to the commencement of the calendar year in which the applicable Election Date is to occur, a written election not to receive Options in lieu of the Retainer Amount (other than the Election Date on which such director is first elected or appointed, in which case such election may be made at any time prior to such Election Date).

          (iii) Each Outside Director shall, on the date on which an increase in the Retainer Amount for the year of service commencing with the 2001 annual meeting of stockholders (the "2001 Service Year") becomes effective, be awarded Options in lieu of the additional cash amount that would otherwise be paid for such year of service as result of such increase. The number of Shares subject to such Option shall be determined as provided in Section 5(A)(ii) hereof, as if such additional cash amount were the Retainer Amount referred to therein.

     B. Without limiting the operation of Section 5(A) hereof, the Committee may also make discretionary Option grants to Outside Directors hereunder. The Committee may determine in its discretion the Outside Directors to whom any such Options are to be granted under this Plan, the number of Shares to be subject to each such Option and the other terms and conditions of such Options, consistent with the terms of the Plan.

     C. Promptly after each award pursuant to Section 5(A) or Section 5(B) hereof, a Notice of Award of Stock Option (an "Option Notice") shall be given to each Optionee, which notice shall comply with and be subject to the following terms and conditions:

          (i) NUMBER OF SHARES. Each Option Notice shall state the number of Shares to which it pertains.

         (ii) OPTION PRICE. Each Option Notice shall state the Option price per Share, which shall be 100% of the Fair Market Value of a Share on the date of the grant of the Option (the "Option Price"). For purposes hereof, "Fair Market Value" shall be the closing price on the applicable date of a Share, as reported on the New York Stock Exchange (the "NYSE"), or, if the Shares are not then listed for trading on the NYSE, the closing price of the Shares as reported on another recognized securities exchange or on the NASDAQ National Market System if the Shares shall then be listed on such exchange or system. If the Shares did not trade on the award date on the NYSE or such other applicable exchange or system, the Fair Market Value for purposes hereof shall be the reported closing price on the last business day on which the Shares were traded preceding the award date.

          (iii) OPTION PRICE. The Option Notice may provide that the Optionee may make payment of the Option Price in cash, Shares or such other consideration as may be specified therein or as may be acceptable to the Committee, or any combination thereof, in an amount or having an aggregate value, as the case may be, equal to the total Option Price. Such payment shall be made upon exercise of the Option.

          (iv) TERM, TRANSFERABILITY AND EXERCISABILITY OF OPTIONS.

               (a) Each Option Notice shall state the date on which the Option shall expire (the "Expiration Date"), which shall be ten years from the date on which the Option is awarded. Options are not assignable or transferable by an Optionee other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code or by Title I of the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the foregoing, if provided in the applicable Option Notice (at the time of grant or at any time thereafter), an Option granted hereunder may be transferred for no consideration by the Optionee to members of his or her immediate family, to a trust or trusts established for the exclusive benefit only of one or more members of his or her immediate family or to a partnership in which his or her immediate family members are the only partners. Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, "immediate family" means the Optionee's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

               (b) Options granted pursuant to Section 5(A)(i) hereof shall become exercisable in five equal annual installments of twenty percent (20%) per year. Options granted pursuant to Section 5(A)(ii) hereof shall become exercisable in four substantially equal installments (without taking into account any fractional share) on the dates which follow the date of the grant by 90, 180, 270 and 360 days, respectively. Options granted pursuant to Section 5(A)(iii) hereof shall become exercisable in four substantially equal installments on the same dates on which the Options granted pursuant to Section 5(A)(ii) hereof in relation to the 2001 Service Year become exercisable. Options granted pursuant to Section 5(B) hereof shall become exercisable on such terms and conditions as are established by the Committee and set forth in the Option Notice. Once Options with respect to Shares become exercisable as aforesaid, they may be exercised in whole or in part from time to time through the applicable Expiration Date, subject to the terms and conditions hereof. Upon or in connection with a Change of Ownership, each Optionee shall have the right, immediately prior to such Change of Ownership, to exercise his or her Options without regard to the foregoing installment provisions as to exercisability. For purposes of this Plan, a "Change of Ownership" shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board of Directors of the Company (the "Board of Directors" generally and as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or (2) if the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of voting securities of the Company, or an acquisition of securities or assets by the Company, or the sale or disposition by the Company of all or substantially all of the Company's assets, or if any such transaction is consummated without stockholder approval, other than any such transaction in which the holders of outstanding Company voting securities immediately prior to the transaction receive, with respect to such Company voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (3) if the stockholders of the Company approve a plan of complete liquidation of the Company.

               (c) At any time and from time to time when any Option or portion thereof is exercisable, such Option or portion thereof may be exercised in whole or in part, as applicable; provided, however, that the Company shall not be required to issue fractional Shares.

          (v) TERMINATION OF SERVICE EXCEPT BY DEATH, DISABILITY, RETIREMENT OR REMOVAL FOR CAUSE. In the event that the Optionee shall cease to be an Outside Director for any reason other than death, disability, retirement or removal for cause as further provided herein, Options granted pursuant to
     Section 5(A)(i) and Section 5(B) hereof may be exercised only within three
     (3) months after such termination of service or such longer period as may be established by the Committee at the time of grant or thereafter. Sections 5(C)(vi) and 5(C)(viii) hereof shall not be construed to limit the right of an Optionee (or, in the case of the death of an Optionee, the persons referenced in the second sentence of Section 5(C)(vi)) to exercise Options granted pursuant to Section 5(A)(ii) or Section 5(A)(iii) hereof prior to their Expiration Date. Notwithstanding anything contained in this Plan to the contrary, any Option that is not exercisable on the last day on which an Optionee is an Outside Director shall expire immediately, and in no event shall any Option be exercised after its Expiration Date.

          (vi) DEATH OR DISABILITY OF OPTIONEE. In the event an Optionee shall die or become disabled while a director of the Company, Options may be exercised at any time within one (1) year after the Optionee's death or disability or such longer period as may be established by the Committee at the time of grant or thereafter, but only to the extent that such Option was exercisable by the Optionee on the last day on which the Optionee was an Outside Director, and in no event may an Option be exercised after its Expiration Date. During such one-year period, the Option may be exercised by the Optionee or a representative, or in the case of death, by the executors or administrators of the Optionee or by any person or persons who shall have acquired the Option directly from the Optionee by bequest or inheritance. Whether an Optionee shall have become disabled for the purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.

          (vii) REMOVAL FOR CAUSE. If an Optionee is removed as a director of the Company on account of any act of (a) fraud or intentional misrepresentation or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, or any unauthorized disclosure of confidential information or trade secrets of the Company, all unexercised Options shall terminate as of the date of such Optionee's removal.

          (viii) RETIREMENT. To the extent an Option was exercisable on the last date of service as a director of the Company, such Option may be exercised up to one (1) year following the Optionee's retirement at or after age 75 or such longer period as may be established by the Committee at the time of grant or thereafter, but in no event may an Option be exercised after its Expiration Date.

          (ix) RECAPITALIZATION, REORGANIZATION, ETC., OF COMPANY.

               (a) Subject to any required action by the stockholders, the number of Shares covered by each outstanding Option, and the price per Share so covered, shall automatically be proportionately adjusted for any increase or decrease in the number of issued shares of Class A Common Stock of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

               (b) If, pursuant to any reorganization, recapitalization, sale or exchange of assets, consolidation or merger, outstanding Class A Common Stock of the Company is or would be exchanged for other securities of the Company or of another corporation which is a party to such transaction, or for property, whether or not any such transaction gives rise to a Change of Ownership, any Options under the Plan theretofore granted shall apply to the securities or property into which the Class A Common Stock covered thereby shall be so changed or for which such Class A Common Stock shall be exchanged. In any of such events, the total number and class of Shares then remaining available for issuance under the Plan (including Shares reserved for outstanding Options and Shares available for future grant of Options under the Plan) shall likewise be adjusted so that the Plan shall thereafter cover the number and class of shares equivalent to the Shares covered by the Plan immediately prior to such event.

               (c) In the event of a change in the Class A Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Class A Common Stock within the meaning of the Plan.

               (d) Adjustments pursuant to Section 5(C)(ix)(b) hereof shall be made by the Committee, whose determination as to which shall be final, binding and conclusive.

               (e) Except as hereinbefore expressly provided in this Section 5(C)(ix), an Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Class A Common Stock subject to the Option.

               (f) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, mergers, reorganizations or changes of its capital or business structure, to merge or to consolidate, to dissolve or liquidate or to sell or transfer all or any part of its business or assets.

          (x) RIGHTS AS A STOCKHOLDER. No person shall have any rights as a stockholder with respect to any Shares covered by an Option until the date of the issuance of the Shares to such person. No adjustments shall be made to outstanding Options for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights, except as provided in Section 5(C)(ix) hereof.

          (xi) MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option theretofore granted under the Plan.

          (xii) INVESTMENT PURPOSE. Each Option under the Plan shall be granted on the condition that the purchases of Shares hereunder shall be for investment purposes and not with a view to resale or distribution, except that in the event the Shares subject to such Option are registered under the Securities Act of 1933, as amended (the "Act"), or in the event a resale of such Shares without such registration would otherwise be permissible, such condition shall be inoperative if, in the opinion of counsel for the Company, such condition is not required under the Act, or any other applicable law, regulation or rule of any governmental agency.

          (xiii) OTHER PROVISIONS. The Option Notice shall comply with and be subject to the terms and conditions of the Plan, and shall contain such other terms, conditions and provisions as the Committee shall deem advisable.

6.   TERM OF PLAN

Options shall be granted pursuant to the Plan from time to time within the period of ten years from the earlier of the date of adoption of the Plan and the date on which the Plan is approved by the stockholders of the Company.

7.   AMENDMENT OF THE PLAN

The Board of Directors may, insofar as permitted by law, from time to time, with respect to any Shares not then subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, subject to the approval of the stockholders of the Company where such approval is required by law or regulation or pursuant to the rules of the NYSE or, if the Shares are not listed on the NYSE, the rules of any other exchange or market on which the Shares may be traded.

8.   APPLICATION OF FUNDS

The proceeds received by the Company from the sale of shares pursuant to Options will be used for general corporate purposes.

9.   NO OBLIGATION TO EXERCISE OPTION

The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

10.  APPROVAL OF STOCKHOLDERS

This Plan shall be effective upon its approval by the stockholders of the Company.

11.  NO RIGHT TO NOMINATION

Neither the Plan nor any action taken hereunder shall be construed as giving any director any right to be nominated for reelection to the Company's Board of Directors.

12.  EFFECT OF PLAN UPON OTHER OPTIONS AND COMPENSATION PLANS

The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary to (a) establish any other forms of incentives or compensation for employees or directors of or persons associated with the Company or any Subsidiary, or (b) grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

                      [DELPHI FINANCIAL GROUP, INC. LOGO]

      Dear Stockholder,

      Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

      Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

      Your vote must be received prior to the 2002 Annual Meeting of Stockholders, scheduled to be held on May 14, 2002.

      Thank you in advance for your prompt consideration of these matters.

      Sincerely,

      /s/ ROBERT ROSENKRANZ
      Robert Rosenkranz
      Chairman of the Board

                      [ARROW] FOLD AND DETACH HERE [ARROW]
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELPHI FINANCIAL GROUP, INC. and, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees for Director and "FOR" Proposals 2, 3 and 4.

                                         SIGNED:
                                         ---------------------------------------

                                         SIGNED:
                                         ---------------------------------------

                                         Please sign exactly as your name(s)
                                         appear(s) hereon. Joint owners should
                                         each sign personally. Trustees and
                                         other fiduciaries should indicate the
                                         capacity in which they sign, and where
                                         more than one name appears, a majority
                                         must sign. If a corporation or
                                         partnership, this signature should be
                                         that of an authorized officer who
                                         should state his or her title.

                                         DATED:
                                         ---------------------------------------

                                         IMPORTANT: Please mark, sign and date
                                                    this proxy and return it
                                                    promptly in the enclosed
                                                    envelope. No postage is
                                                    required if mailed in the
                                                    United States.

                      [ARROW] FOLD AND DETACH HERE [ARROW]
--------------------------------------------------------------------------------

                          DELPHI FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELPHI FINANCIAL
                                  GROUP, INC.

The undersigned stockholder hereby appoints Robert Rosenkranz and Robert M. Smith, Jr., or either of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated below (or, if no designation is made, as provided on the reverse side of this card), all of the shares of Class A Common Stock of Delphi Financial Group, Inc. (the "Company") held of record by the undersigned at the close of business on March 22, 2002 at the Company's 2002 Annual Meeting of Stockholders scheduled to be held on May 14, 2002 at 10:00 a.m., EDT, or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Notice of Annual Meeting of Stockholders and Proxy Statement dated April 15, 2002, and grants authority to each of said proxies or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead.

1.  Election of Directors.

    [ ]  FOR all nominees listed                                        [ ]  WITHHOLD AUTHORITY to vote for all
         (except as written on the space provided below)                     nominees listed below
         Class A Director: Thomas L. Rhodes
         Directors:  Robert Rosenkranz    Robert M. Smith, Jr.  Edward A. Fox
                     Charles P. O'Brien   Lewis S. Ranieri      B.K. Werner
    INSTRUCTION:     To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.

2. Approval of amendments to the Company's Amended and Restated Directors Stock Option Plan to increase the number of shares of Class A Common Stock available for options, to add a discretionary grant provision and to provide for supplemental 2001 option grants.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. Approval of the amendment to increase the number of shares of Class A Common Stock reserved for issuance to employees of the Company under the Company's Employee Stock Purchase Plan.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

4. To transact such other business as properly comes before the meeting or any adjournment thereof.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN